Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Reflect Scientific, Inc.

Orem, Utah

We consent to the incorporation by reference in the registration statements on Form SB-2 of Reflect Scientific, Inc. and Subsidiaries, Registration No. 333-145737, of our report dated March 20, 2007, except for Notes 11 and 12 as to which the date is May 21, 2007, with respect to the consolidated balance sheet of Reflect Scientific, Inc. and Subsidiaries as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2006 and 2005, which report appears in the Annual Report on Form 10-KSB of Reflect Scientific, Inc. for its fiscal year ended December 31, 2006.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

April 10, 2008